Exhibit 10.3

Avalon (Shanghai) Healthcare Technology Co. Ltd.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

January 3, 2019

Meng Li

c/o Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Re:       Executive Employment Agreement

Ms. Li:

Reference is hereby made to that certain Executive Employment Agreement entered between Avalon (Shanghai) Healthcare Technology Co. Ltd. (the “Company”) and yourself dated January 11, 2017 (the “Agreement”). In acknowledgment of your services to date and in order to properly compensate you for your services going forward, we hereby agree as follows:

1)	The amendment and restatement of Section 3(a) of the Agreement:

A base salary of $340,000.00 USD to be paid in RMB (the “Base Salary”), such Base Salary to commence on January 1, 2019 and shall be payable in periodic equal installments in accordance with the normal payroll practices of the Company, but in no event less often than monthly. The Executive’s Base Salary will be subject to modification during the Executive’s employment in accordance with the Company’s practices, policies, and procedures but will not be reduced without Executive’s mutual agreement.

2)	In accordance with Section 3(b) of the Agreement, the Company hereby agrees to issue you stock options to acquire 150,000 shares of common stock at an exercise price of $2.00 per share, which such grant is subject to the shareholders representing a majority of the Company’ issued and outstanding voting stock approving a Stock Incentive Plan covering such stock options.

Please execute below agreeing to the above amendment.

Avalon (Shanghai) Healthcare Technology Co. Ltd.

By: /s/ Luisa Ingargiola
Name: Luisa Ingargiola
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ Meng Li

Meng Li